EXHIBIT 5

                      [LETTERHEAD OF JENKENS & GILCHRIST]

   J. Rowland Cook
    (512) 499-3821

                                September 2, 1997

Dawson Production Services, Inc.
112 E. Pecan Street, Suite 1000
San Antonio, Texas 78205

      Re: Dawson Production Services, Inc. Registration Statement on Form S-3 (As filed September 2, 1997; subject to completion)

Ladies and Gentlemen:

      On September 2, 1997, Dawson Production Services, Inc., a Texas corporation (the "Company"), filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale by certain shareholders of the Company (the "Selling Shareholders") of an aggregate of 707,631 shares of common stock, $.01 par value per share (the "Shares"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

      In connection therewith, we have examined and relied upon the original or copies, certified or otherwise, of (i) the Articles of Incorporation and the Bylaws of the Company, in each case as amended to date, (ii) copies of resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the shares to be sold by the Company and related matters,
(iii) the Registration Statement, and all exhibits thereto, and (iv) such statutes, regulations and other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy. We have assumed that all information submitted to us was accurate and complete and that all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents.

      Based upon the foregoing examination, we are of the opinion that the Shares have been duly and validly authorized and are legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement as having passed on the validity of the Shares. In giving such consent, we do not admit that we come within the category of persons whose consent is required by
Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is limited in all respects to the laws of the State of Texas and the United States of America.

                                          Respectfully submitted,

                                          JENKENS & GILCHRIST,
                                          A Professional Corporation

                                          By: J. Rowland Cook
                                              Authorized Signatory